Exhibit 10.40.3

CAMBRIDGE DISPLAY TECHNOLOGY INC.

STOCK OPTION AGREEMENT FOR THE GRANT OF

UNAPPROVED OPTIONS IN THE UK

STOCK OPTION AGREEMENT, dated as of                              ,                     , between Cambridge Display Technology Inc., a Delaware corporation (the “Company”), and                                      (the “Employee”), pursuant to Part II of the Schedule to the Cambridge Display Technology Inc. 2004 Stock Incentive Plan, as in effect and as amended from time to time (the “Schedule”). Capitalized terms that are not defined herein shall have the meanings given to such terms in the Schedule.

A.	WHEREAS, the Company desires to grant options to purchase shares of its Common Stock, par value $.01 per share (the “Common Stock”) to certain key employees of the Company in the UK;

B.	WHEREAS, the Company has adopted the Schedule in order to effect such grants; and

C.	WHEREAS, the Employee is a key employee as contemplated by the Schedule, and the Committee has determined that it is in the interest of the Company to grant these options to the Employee.

NOW, THEREFORE, in consideration of the premises and subject to the terms and conditions set forth herein and in the Schedule, the parties hereto agree as follows:

1.	Confirmation of Grant and Option Price

(a)	Confirmation of Grant. The Company hereby evidences and confirms the grant to the Employee, effective as of the date hereof (the “Grant Date”), of:

(i)	options to purchase from the Company shares of Common Stock, which shall become exercisable, if at all, as provided in Section 2(a) (the “Service Options”); and

(ii)	options to purchase from the Company shares of Common Stock which shall become exercisable, if at all, as provided in Section 2(b) (the

“Exit Options” and, together with the Service Options and the Exit Options, the “Options”).

(b)	Option Price. The Options shall have an option price of $ per share (the “Option Price”), which is not less than the Fair Market Value per share of the Common Stock on the Grant Date.

(c)	Options Subject to Schedule. The Options granted pursuant to this Agreement are subject in all respects to the Schedule, all of the terms of which are made a part of and incorporated into this Agreement. By signing this Agreement, the Employee acknowledges that he has been provided a copy of the Schedule (together with a copy of the Plan to which it relates) and has had the opportunity to review such Schedule (and Plan).

2.	Exercisability

(a)	Service Options. Subject to (e) below, the Service Options shall vest and become exercisable on [ ] subject to the Employee’s continuous employment with the Company or a Subsidiary. Notwithstanding the foregoing, 100% of such Options shall become exercisable at the time and under the circumstances described in Sections 4(b) and 7.

(b)	Exit Options. Subject to (e) below, all of the Exit Options shall become exercisable on [ ].

(c)	Normal Expiration Date. Unless the Options terminate earlier in accordance with Sections 4 or 7 the Options shall terminate and be cancelled on the tenth anniversary of the Grant Date (the “Normal Expiration Date”). Once Options have become exercisable pursuant to this Section 2, such Options may be exercised, subject to the provisions hereof, at any time and from time to time until the day prior to the Normal Expiration Date.

(d)	Calculations. All calculations required or contemplated by this Section 2 shall be made in the sole determination of the Committee and shall be final and binding on the Company and the Employee.

(e)	Acceleration. The Committee, in its sole discretion, may accelerate vesting or exercisability of any Option, all Options or any class of Options, at any time from time to time.

3.	Method of Exercise and Payment

(a)	The Options may be exercised in whole or in part by the Employee upon (a) the Employee’s written notice to the Company of exercise given at least 3 business days prior to the date as of which the Employee will exercise the Options and (b) the Employee’s payment of the Option Price in full at the time of exercise (i) in cash or cash equivalents, including an assignment by the Employee to the Company of the right to receive cash proceeds from the sale of any Common Stock subject to the Option or (ii) in such other form as the Committee shall from time to time determine. As soon as practicable after receipt of a written exercise notice and payment in full of the exercise price of any exercisable Options in accordance with this Section 3, but subject to Section 5 below, the Company shall deliver to the Employee a certificate or certificates representing the shares of Common Stock acquired upon the exercise thereof, registered in the name of the Employee, provided that, if the Company, in its sole discretion, shall determine that, under applicable securities laws, any certificates issued under this Section 3 must bear a legend restricting the transfer of such Common Stock, such certificates shall bear the appropriate legend. In lieu of tendering payment in accordance with (b) above, the Employee may also tender shares of Common Stock having an aggregate fair market value on the exercise date equal to the aggregate exercise price or may deliver a combination of cash and such shares of Common Stock having an aggregate fair market value equal to the difference between the aggregate exercise price and the amount of such cash as payment of the aggregate exercise price, subject to such rules and regulations as may be adopted by the Committee to provide for the compliance of such payment procedure with applicable law including section 16(b) of the United States Securities Exchange Act of 1934, as amended.

(b)	The Options may be exercised only in respect to full shares of Common Stock. No fractional shares of Common Stock shall be issued.

4.	Termination of Employment

(a)

Early Termination. Except as provided in this Section 4 and Section 7, if the Employee’s employment with the Company or any Subsidiary is voluntarily or involuntarily terminated for any reason prior to the Normal Expiration Date, any Options held by the Employee that have not become vested on or before the effective date of such termination of employment shall be terminated and cancelled immediately upon such termination of employment. For the purposes of this Agreement, all Options held by the Employee on the effective date of the Employee’s termination of employment that shall have become vested on or before such effective date shall be referred to as the “Covered Options”.

(b)	Qualifying Termination of Employment. Unless otherwise determined by the Committee, in the event that the Employee’s employment with the Company and any Subsidiary terminates by reason of the Employee’s Qualifying Termination of Employment, then 100% of any Service Options held by the Employee may be exercised by the Employee or the Employee’s legal personal representatives (as appropriate) at any time prior to one (1) year following the Employee’s termination of employment or the Normal Expiration Date of the Options, whichever period is shorter. Upon a Qualifying Termination of Employment, any Exit Options that are not then exercisable shall terminate as of the date of such Qualifying Termination of Employment and be canceled as of such termination of employment. Any such Exit Options that became exercisable on or before the date of such termination may be exercised by the Employee or the Employee’s legal personal representatives (as appropriate) at any time prior to one (1) year following the Employee’s termination of employment or the Normal Expiration Date of the Options, whichever period is shorter.

(c)	Termination for Cause. Unless otherwise determined by the Committee, in the event that the Employee’s employment with the Company and any Subsidiary is terminated for Cause (or, if following the date of termination of the Employee’s employment for any reason, the Committee determines that circumstances exist such that the Employee’s employment could have been terminated for Cause) all Options held by the Employee, whether or not then vested or exercisable shall terminate and be canceled immediately upon such termination of employment.

(c)

Other Termination of Employment. Unless otherwise determined by the Committee, in the event that the Employee’s employment with the Company and any Subsidiary terminates for any reason other than (a) a Qualifying Termination of Employment or (b) for Cause, then any Covered Options held by the Employee at the date of the Employee’s termination of employment shall be exercisable at any time up until the 60th day following the Employee’s termination of employment or the Normal Expiration Date of the Options, whichever period is shorter, but any Options held by the Employee that are not then Covered Options shall terminate and be canceled immediately upon such termination of employment.

(d)	Committee Discretion. Notwithstanding anything else contained herein to the contrary, the Committee may at any time extend the post-termination exercise period of all or any portion of the Options up to and including, but not beyond, the Normal Expiration Date of such Options.

5.	Recovery of Income Tax and National Insurance Contributions

(a)	Employer’s NICs. The Employee may not exercise, assign, release or cancel the Options in any circumstances unless and until he has entered into a binding election (in a form acceptable to the Company and approved by the Inland Revenue) pursuant to which the Employee agrees to pay or assumes liability for any secondary (employer’s) Class 1 National Insurance contributions that may arise in respect of the Options.

(b)	Recovery of Tax. In any case where any company or person is obliged to account or could suffer a disadvantage should it not account:-

(i)	for any tax (or similar liability) in any jurisdiction; and/or

(ii)	for any social security contribution (or similar liability) in any jurisdiction (including any secondary Class 1 National Insurance contributions that the Employee has agreed to pay or assumed the liability to pay pursuant to section 5(a) above), by virtue of the Options (whether pursuant to their exercise, the acquisition or holding of Common Stock acquired pursuant to the Options or otherwise) (together, the “Tax Liability”) the exercise of the Options shall be conditional upon the Employee either:-

(iii)	making a payment to that company or person of an amount equal to the Tax Liability; or

(iv)

entering into arrangements with that company or person to secure that such a payment is made. Such arrangements to include, but not be limited to, the Company selling a sufficient number of Common Stock acquired on the exercise of an Option on the Employee’s behalf and retaining an amount equal to the Tax Liability due from the proceeds.

6.	Non-transferability of Awards

The Options may be exercise only by the Employee or, following the Employee’s death, by the Employee’s personal representatives. The Options are not assignable or transferable in whole or in part and may not directly or indirectly be offered, transferred, sold, pledged, assigned, charged, or otherwise disposed or encumbered (including without limitation by gift, operation of law or otherwise) other than by will or the laws of descent and distribution to the estate of the Employee upon the Employee’s death, provided that the deceased Employee’s beneficiary or the Employee’s personal representatives shall acknowledge and agree in writing, in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Schedule as if such beneficiary or personal representatives were the Employee. The Options shall become immediately void and of no effect in the event of the bankruptcy of the Employee.

7.	Change in Control

(a)	Subject to Section 7(c), in the event of a Change in Control, all of the Options outstanding immediately prior to the consummation of the transaction constituting the Change in Control (regardless of whether such Options are at such time otherwise vested or exercisable) shall become exercisable. Notwithstanding the foregoing and at the discretion of the Committee, any or all of such Options may be canceled (with the prior consent of the Employee) in exchange for a payment in accordance with Section 7(b) of an amount equal to the product of (i) the Change in Control Price over the Exercise Price, multiplied by (ii) the aggregate number of Shares covered by all such Options immediately prior to the Change in Control.

(b)

Timing of Option Cancellation Payments. Payment of the amount calculated in accordance with Section 7(a) shall be made in cash or, if determined by the Committee (as constituted immediately prior to the Change in Control), in shares of the common stock of the Employee’s new employer having an aggregate fair market value equal to such amount and shall be payable in full, as soon as reasonably practicable, but in no event later than 30 days, following the Change in Control. For purposes hereof, the fair market value of a share of common stock of the Employee’s new employer shall be determined by the Committee (as constituted immediately prior to the Change in Control), in good faith.

(c)	Alternative Options. Notwithstanding Sections 7(a) and 7(b), no cancellation, termination, acceleration of exercisability or vesting or settlement or other payment shall occur with respect to any Option if the Committee (as constituted immediately prior to the consummation of the transaction constituting the Change in Control) reasonably determines, in good faith, prior to the Change in Control that the Options shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted Option being hereinafter referred to as an “Alternative Option”) by the Employee’s new employer, provided that any Alternative Options must:

(i)	be based on stock which is traded on an established securities market, or which will be so traded within 60 days of the Change in Control;

(ii)	provide the Grantee with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the terms of the Options immediately prior to the consummation of the transaction constituting the Change in Control, including, but not limited to, an identical or better exercise and vesting schedule and identical or better timing and methods of exercise or payment;

(iii)	have substantially equivalent economic value to the Options (determined at the time of the Change in Control); and

(iv)	have terms and conditions which provide that in the event that the Employee’s employment is involuntarily terminated or constructively terminated, any conditions on the Grantee’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Option shall be waived or shall lapse, as the case may be.

8.	Adjustment in Capitalization

In the event of any Adjustment Event affecting the Common Stock such that an adjustment is required to preserve, or to prevent enlargement of the benefits or potential benefits made available to the Employee under the Schedule or this Agreement, then the Committee shall, in such manner as the Committee shall deem equitable, adjust any or all of the number of shares of Common Stock subject to outstanding Option grants and the respective prices and/or vesting criteria applicable to such outstanding Options. The number of shares of Common Stock subject to any Option shall be rounded to the nearest whole number. In addition, the Committee may make provision for a cash payment to the Employee upon such Adjustment Event.

9.	Requirements of Law

The issuance of shares of Common Stock pursuant to the Options shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No shares of Common Stock shall be issued upon exercise of any Options granted hereunder, if such exercise would result in a violation of applicable law, including U.K. or U.S. federal or state securities laws and the Company may require the Employee to furnish or execute such other documents as the Company shall reasonably deem necessary to comply with or satisfy the requirements of such laws.

10.	No Guarantee of Employment

Further to paragraph 18 of the Schedule, nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Employee’s employment at any time, or confer upon the Employee any right to continue in the employ of the Company or any Subsidiary.

11.	No Rights as Stockholder

Except as otherwise required by law, the Employee shall have no voting or other rights as a stockholder with respect to any shares of Common Stock covered by the Options granted hereby until such time as the shares of Common Stock issuable upon exercise of such Options have been so issued. No adjustment shall be made for dividends in cash or property or distributions or other rights in respect of any such shares of Common Stock for which the record date is prior to the issue of such shares.

12.	Interpretation; Construction

Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. In the event of a conflict between any term of this Agreement and the terms of the Schedule, the terms of the Schedule shall control.

13.	Amendments

(a)	The Committee shall have the right, in its sole discretion, to alter or amend this Agreement, from time to time, as provided in the Schedule in any manner for the purpose of promoting the objectives of the Schedule, provided that no such amendment shall in any manner adversely affect the Employee’s rights under this Agreement without the Employee’s consent. Subject to the preceding sentence, any alteration or amendment of this Agreement by the Committee shall, upon adoption thereof by the Committee, become and be binding and conclusive on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Company shall give written notice to the Employee of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This agreement may also be amended in writing signed by both the Company and the Employee.

(b)	Notwithstanding the foregoing the Committee may in its absolute discretion alter or amend any of the provisions of this Agreement if such alteration or amendment would be required to comply with section 409A of the Internal Revenue Code or any regulations promulgated thereunder.

14.	Miscellaneous

(a)	Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such mail delivery, to the Company or the Employee, as the case may be, at the following addresses or to such other address as the Company or the Employee, as the case may be, shall specify by notice to the other party:

(i)	if to the Company, to:

[                             ]

(ii)	if to the Employee, to the Employee’s last known home address.

All such notices and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof.

(b)	Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. For the avoidance of doubt, no term in this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999.

(c)	Waiver. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(d)	Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Employee without the prior written consent of the other parties; provided that the Company may assign all or any portion of its rights hereunder to one or more persons or other entities designated by it in connection with a Change in Control of the Company.

(e)	Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without reference to the principles of conflict of laws which would require application of the law of another jurisdiction.

(f)	Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(g)	Consent to Electronic Delivery. By executing this Agreement, the Employee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Employee pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Schedule, the Options and the Shares subject to the Options via Company web site or other electronic delivery.

(h)	Severability; Blue Pencil. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. The Employee and the Company agree that the covenants contained in this Agreement are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

(i)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(j)	Delegation. All of the powers, duties and responsibilities of the Committee specified in this Agreement may, to the full extent permitted by applicable law, be exercised and performed by the Board of Directors of the Company or any duly constituted committee thereof to the extent authorized by the Board or the Committee to exercise and perform such powers, duties and responsibilities.

(k)	Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used herein shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Agreement as a deed on the date first above written.

SIGNED as a DEED by CAMBRIDGE DISPLAY TECHNOLOGY INC.

Acting By:
Name:
Title:

SIGNED as a DEED by EMPLOYEE